Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972-770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS THIRD QUARTER 2011 RESULTS;
CFFO INCREASES 85% VERSUS PRIOR YEAR
DALLAS — (BUSINESS WIRE) — November 2, 2011 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the third quarter of 2011. Company highlights for the third quarter include:
Highlights
•	Adjusted Cash From Facility Operations (“CFFO”) was $5.7 million or $0.21 per share in the third quarter of 2011. Excluding a tax refund from amending tax returns in the third quarter of the prior year, CFFO increased 85% from the third quarter of 2010.
•	Revenue increased 27.2% to $68.2 million in the third quarter of 2011, an increase of $14.6 million from the third quarter of 2010.
•	Average monthly rent increased 10.3% to $2,924 per occupied unit in the third quarter of 2011, an increase of $272 per occupied unit from the third quarter of 2010. Sequentially, average monthly rent increased 1.1% per occupied unit from the second quarter of 2011.
•	Consolidated average occupancy including 112 units converted to higher levels of care that are in lease-up was 84.7% in the third quarter of 2011, equal to the third quarter of 2010 with approximately 1,000 additional consolidated units in the current period. Sequentially, consolidated average occupancy was up 80 basis points from the second quarter of 2011.
•	Adjusted EBITDAR increased 42.9% to $23.8 million in the third quarter of 2011, an increase of $7.2 million from the third quarter of 2010. EBITDAR margin improved to 34.9% from 31.1% in the third quarter of the prior year.
•	The Company completed the acquisition of four senior living communities for a combined purchase price of $53 million.
•	Subsequent to the end of the third quarter, the Company completed the acquisition of three additional senior living communities for a combined purchase price of approximately $30 million.

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“We are very pleased to report positive third quarter results from the implementation of our strategic plan that is focused on operations, marketing and accretive growth,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “These initiatives have resulted in revenue growing 27% and EBITDAR increasing 43% versus the third quarter of the prior year. Average monthly rents increased by over 10% and EBITDAR margin improved 380 basis points. Excluding the effect of amending a tax return in the third quarter of last year, CFFO in the current quarter increased 85%. These results reflect the fundamental strength of our substantially all private-pay business as we benefit from need-driven demand and limited new supply. We are encouraged by our strong occupancy gains, with third quarter average occupancy growing by 80 basis points on a sequential basis. We are also excited about our acquisitions, which increase our ownership of high-quality senior living communities, enhance our geographic concentration and generate meaningful increases in CFFO and earnings.”
Recent Investment Activity
•	In the third quarter, the Company completed the acquisition of four senior living communities for a combined purchase price of approximately $53 million. Three of these communities are in Indiana and one is in Ohio, enhancing the Company’s geographic concentration in these states. Highlights of these transactions include:
•	Additional CFFO of $2.0 million, or $0.08 per share.

•	Incremental earnings of $0.8 million, or $0.03 per share.

•	Increases annual revenue by $13.0 million.

•	Occupancy exceeds 95%.

•	Average monthly rents are approximately $3,200.
These four communities were financed with approximately $37.3 million of 10-year fixed rate debt that is non-recourse to the Company with a blended average interest rate of 5.20%.
•	Subsequent to the end of the third quarter, the Company completed the acquisition of three senior living communities for a combined purchase price of approximately $30 million. Two of these communities are in South Carolina and one is in North Carolina, enhancing the Company’s existing operations in these states. Highlights of this transaction include:
•	Additional CFFO of $1.4 million, or $0.05 per share.

•	Incremental earnings of $0.7 million, or $0.03 per share.

•	Increases annual revenue by $8.0 million.

•	Average occupancy 92%.

•	Average monthly rents are approximately $2,900.

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These three communities were financed with approximately $22 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.92%.
•	The Company is conducting due diligence on a number of additional transactions consisting of high-quality senior living communities in locations with existing extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities near the end of the year and in the first quarter of 2012.
Financial Results
For the third quarter of 2011, the Company reported revenue of $68.2 million, compared to revenue of $53.6 million in the third quarter of 2010. Resident and healthcare revenue increased from the third quarter of the prior year by approximately $16.5 million or 32.7%, largely as a result of converting the four Spring Meadows communities previously owned in joint ventures to leased communities and the acquisition of four communities in the current quarter. The number of consolidated communities increased from 70 in the third quarter of 2010 to 78 in the third quarter of 2011.
Average monthly rent was $2,924 per occupied unit in the third quarter of 2011, an increase of $272, or 10.3%, over the third quarter of 2010. Financial occupancy of the consolidated portfolio, including the recently converted 112 units that are in lease-up, averaged 84.7% in the third quarter of 2011, versus 83.9% in the second quarter of 2011, a sequential improvement of 80 basis points.
As a percentage of resident and healthcare revenue, operating expenses were 61.2% in the third quarter of 2011 compared to 61.9% in the third quarter of 2010, an improvement of 70 basis points. Operating expenses for the third quarter of 2011 were $41.0 million, an increase of $9.8 million from the third quarter of 2010, primarily due to 8 additional communities now being consolidated.
General and administrative expenses were $3.3 million in the third quarter of 2011. Excluding transaction costs associated with the recent acquisitions, general and administrative expenses were $0.1 million less than the third quarter of 2010 and 4.2% of revenues under management.
Adjusted EBITDAR for the third quarter of 2011 was approximately $23.8 million, an increase of $7.2 million or 42.9% from the third quarter of 2010. Adjusted EBITDAR margin was 34.9% for the period, an improvement of 3.8 percentage points from the third quarter of 2010.
Adjusted net income for the third quarter of 2011 was $1.7 million or $0.06 per share excluding non-recurring or non-operating items reconciled on the final page of this release. This compares to adjusted net income of $0.7 million or $0.03 per share in the third quarter of 2010.

CAPITAL/Page 4
Adjusted CFFO was $5.7 million or $0.21 per share in the third quarter of 2011. Over $2.0 million of CFFO in the third quarter of 2010 was attributable to the Company amending prior year tax returns to recover refunds of taxes paid. Excluding this adjustment, CFFO in the third quarter of 2011 increased $2.6 million from the third quarter of 2010.
For the first nine months of 2011, the Company reported revenue of $192.4 million, compared to revenue of $152.0 million for the first nine months of 2010. Resident and healthcare revenue increased 33.2% or $46.5 million from the first nine months of the prior year.
Adjusted EBITDAR for the first nine months of 2011 was $66.9 million, compared to $47.7 million for the first nine months of 2010. The Company earned adjusted net income of $4.8 million or $0.18 per share in the first nine months of 2011, compared to adjusted net income of $2.7 million or $0.10 per share in the first nine months of 2010. CFFO was $16.7 million or $0.62 per share in the first nine months of 2011, compared to $11.5 million or $0.43 per share in the first nine months of 2010, excluding the adjustment for amending prior year tax returns.
Operating Activities
At communities under management, excluding one community that had a recent conversion, same-community revenue in the third quarter of 2011 increased 3.7% versus the third quarter of 2010. Same-community expenses increased 5.5% and net income increased 1.0% from the third quarter of the prior year. Expenses increased primarily due to higher utility costs related to the severe summer, the implementation of new care plan technology that is expected to result in higher future revenues and additional expenses associated with staffing recently converted units.
Same-community occupancies were 30 basis points higher than the third quarter of 2010 and 60 basis points higher than the second quarter of 2011. Average rents were 3.1% higher than the third quarter of 2010 and 0.5% higher than last quarter.
Capital expenditures for the third quarter of 2011 were approximately $3.5 million, representing $2.1 million of investment spending and $1.4 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $600 per unit.
Balance Sheet
The Company ended the quarter with $39.8 million of cash and cash equivalents, including restricted cash. In furtherance of the Company’s strategic plan, $16.1 million of cash was invested as equity to acquire four communities for $53.4 million with returns on investment expected to be in the mid-teens. In addition, a $5.2 million tax payment was made that related to a gain on the Spring Meadows transaction in the second quarter.
As of September 30, 2011, the Company financed its 29 owned communities with 28 mortgages totaling $208.3 million at fixed interest rates averaging 5.9% with no mortgage maturities prior to the third quarter of 2015.

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Q3 2011 CONFERENCE CALL INFORMATION
Capital Senior Living Corporation (NYSE:CSU) will host a conference call with senior management to discuss the Company’s third quarter 2011 financial results. The call will be held on Thursday, November 3, 2011 at 11:00 a.m. Eastern Time.
The call-in number is 913-312-1487, confirmation code 3471921. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 3, 2011 at 2:00 p.m. Eastern Time, until November 12, 2011 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 3471921. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 84 senior living communities in 23 states with an aggregate capacity of approximately 12,000 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 6
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,714	$31,248
Restricted cash	9,093	6,334
Accounts receivable, net	4,640	3,777
Accounts receivable from affiliates	551	911
Federal and state income taxes receivable	3,406	3,962
Deferred taxes	1,375	1,290
Assets held for sale	354	354
Property tax and insurance deposits	9,803	11,059
Prepaid expenses and other	4,030	4,896

Total current assets	63,966	63,831
Property and equipment, net	340,056	295,095
Deferred taxes	8,101	3,478
Investments in unconsolidated joint ventures	881	2,224
Other assets, net	24,832	18,153

Total assets	$437,836	$382,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,022	$1,951
Accrued expenses	18,595	16,125
Current portion of notes payable	5,192	5,645
Current portion of deferred income	8,750	7,242
Current portion of capital lease obligations	67	135
Customer deposits	1,658	1,299

Total current liabilities	36,284	32,397
Deferred income	27,202	14,493
Capital lease obligations, net of current portion	42	83
Other long-term liabilities	1,859	1,959
Notes payable, net of current portion	203,820	170,026
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares — 27,633 and 27,083 in 2011 and 2010, respectively	280	274
Additional paid-in capital	135,135	133,014
Retained earnings	34,148	31,469
Treasury stock, at cost — 350 shares	(934)	(934)

Total shareholders’ equity	168,629	163,823

Total liabilities and shareholders’ equity	$437,836	$382,781

See accompanying notes to consolidated financial statements.

CAPITAL/Page 7
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Resident and health care revenue	$66,928	$50,451	$186,773	$140,253
Unaffiliated management services revenue	—	18	—	54
Affiliated management services revenue	141	418	738	1,625
Community reimbursement revenue	1,122	2,713	4,839	10,089

Total revenues	68,191	53,600	192,350	152,021
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	40,975	31,209	112,714	85,904
General and administrative expenses	3,270	3,246	9,557	9,001
Facility lease expense	13,723	8,910	38,767	23,217
Stock-based compensation expense	430	226	1,020	783
Depreciation and amortization	4,775	3,536	11,916	10,487
Community reimbursement expense	1,122	2,713	4,839	10,089

Total expenses	64,295	49,840	178,813	139,481

Income from operations	3,896	3,760	13,537	12,540
Other income (expense):
Interest income	18	13	82	32
Interest expense	(2,978)	(2,815)	(8,429)	(8,440)
Gain on settlement of debt	—	—	—	684
Gain on disposition of assets, net	187	—	181	—
Equity in (loss) earnings of unconsolidated joint ventures	(223)	(9)	(619)	8

Income before provision for income taxes	900	949	4,752	4,824
Provision for income taxes	(390)	(468)	(2,073)	(2,160)

Net income	$510	$481	$2,679	$2,664

Per share data:
Basic net income per share	$0.02	$0.02	$0.10	$0.10

Diluted net income per share	$0.02	$0.02	$0.10	$0.10

Weighted average shares outstanding — basic	27,026	26,607	26,971	26,574

Weighted average shares outstanding — diluted	27,072	26,703	27,050	26,671

CAPITAL/Page 8
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Operating Activities
Net income	$2,679	$2,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,917	10,487
Amortization of deferred financing charges	252	248
Amortization of deferred lease costs and lease intangibles	1,615	422
Deferred income	(1,632)	(2,232)
Deferred income taxes	(4,708)	3,580
Equity in loss (earnings) of unconsolidated joint ventures	619	(8)
Gain on settlement of debt	—	(684)
Gain on disposition of assets. net	(181)	—
Provision for bad debts	123	139
Stock based compensation expense	1,020	783
Changes in operating assets and liabilities:
Accounts receivable	(986)	(828)
Accounts receivable from affiliates	360	78
Property tax and insurance deposits	1,256	(1,653)
Prepaid expenses and other	866	135
Other assets	(4,485)	(2,719)
Accounts payable	71	(507)
Accrued expenses	2,470	5,234
Federal and state income taxes receivable/payable	556	(1,749)
Customer deposits	359	93

Net cash provided by operating activities	12,171	13,483
Investing Activities
Capital expenditures	(7,137)	(6,370)
Proceeds from Spring Meadows Transaction	15,844	—
Cash paid for acquisitions	(53,450)	(2,000)
Distributions from joint ventures, net	971	5,117

Net cash used in investing activities	(43,772)	(3,253)
Financing Activities
Increase in restricted cash	(2,759)	(4,160)
Proceeds from notes payable	38,464	3,591
Repayments of notes payable	(5,123)	(8,220)
Lease incentive from Signature Transaction	—	2,000
Increase in capital lease obligations	—	240
Cash payments for capital lease obligations	(109)	—
Cash proceeds from the issuance of common stock	985	350
Deferred financing charges paid	(513)	—
Excess tax benefits on stock option exercised	122	52

Net cash provided by (used in) financing activities	31,067	(6,147)

Increase in cash and cash equivalents	(534)	4,083
Cash and cash equivalents at beginning of period	31,248	28,972

Cash and cash equivalents at end of period	$30,714	$33,055

Supplemental Disclosures
Cash paid during the period for:
Interest	$8,136	$8,261

Income taxes	$6,255	$1,094

CAPITAL/Page 9
Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q3 11	Q3 10	Q3 11	Q3 10	Q3 11	Q3 10
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	29	25	4,524	4,058	3,854	3,503
Leased	49	45	6,318	5,395	5,050	4,374
Joint Venture communities (equity method)	3	7	674	1,347	433	1,061
Third party communities managed	—	1	—	148	—	115

Total	81	78	11,516	10,948	9,337	9,053

Independent living			6,743	6,784	5,615	5,695
Assisted living			4,058	3,449	3,104	2,740
Continuing Care Retirement Communities			715	715	618	618

			11,516	10,948	9,337	9,053
Total

II. Percentage of Operating Portfolio
Consolidated communities
Owned	35.8%	32.1%	39.3%	37.1%	41.3%	38.7%
Leased	60.5%	57.7%	54.9%	49.3%	54.1%	48.3%
Joint venture communities (equity method)	3.7%	9.0%	5.9%	12.3%	4.6%	11.7%
Third party communities managed	—	1.3%	—	1.4%	—	1.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			58.6%	62.0%	60.1%	62.9%
Assisted living			35.2%	31.5%	33.2%	30.3%
Continuing Care Retirement Communities			6.2%	6.5%	6.6%	6.8%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 10
Capital Senior Living Corporation
Supplemental Information

	Q3 11	Q3 10
Selected Operating Results
I. Owned communities
Number of communities	29	25
Resident capacity	4,524	4,058
Unit capacity	3,854	3,503
Financial occupancy (1)	86.7%	84.0%
Revenue (in millions)	23.9	20.3
Operating expenses (in millions) (2)	13.3	11.7
Operating margin	44%	42%
Average monthly rent	2,427	2,309
II. Leased communities
Number of communities	49	45
Resident capacity	6,318	5,395
Unit capacity	5,050	4,374
Financial occupancy (1)	83.2%	85.3%
Revenue (in millions)	43.0	30.0
Operating expenses (in millions) (2)	23.2	16.4
Operating margin	46%	45%
Average monthly rent	3,298	2,948
III. Consolidated communities
Number of communities	78	70
Resident capacity	10,842	9,453
Unit capacity	8,904	7,877
Financial occupancy (1)	84.7%	84.7%
Revenue (in millions)	66.8	50.3
Operating expenses (in millions) (2)	36.5	28.1
Operating margin	45%	44%
Average monthly rent	2,924	2,652
IV. Communities under management
Number of communities	81	78
Resident capacity	11,516	10,948
Unit capacity	9,337	9,053
Financial occupancy (1)	83.7%	82.1%
Revenue (in millions)	69.6	58.7
Operating expenses (in millions) (2)	38.3	32.5
Operating margin	45%	45%
Average monthly rent	2,939	2,758
V. Same Store communities under management (excluding 1 community with a conversion)
Number of communities	61	61
Resident capacity	9,262	9,265
Unit capacity	7,688	7,687
Financial occupancy (1)	84.6%	84.3%
Revenue (in millions)	55.9	53.9
Operating expenses (in millions) (2)	30.7	29.6
Operating margin	45%	45%
Average monthly rent	2,823	2,737
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third Quarter (3)	4.2%	5.3%
First nine months (3)	4.4%	5.1%
VII. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Total fixed rate debt	208,409	174,920
Weighted average interest rate	5.9%	6.0%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	Excludes management fees, insurance and property taxes.

(3)	Excludes transaction costs incurred by the Company.

CAPITAL/Page 11
CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Adjusted EBITDAR
Net income from operations	$3,896	$3,760	$13,537	$12,540
Depreciation and amortization expense	4,775	3,536	11,916	10,487
Stock-based compensation expense	430	226	1,020	783
Facility lease expense	13,723	8,910	38,767	23,217
Provision for bad debts	123	8	217	139
Casualty losses	368	—	599	161
Transaction costs	500	223	844	369

Adjusted EBITDAR	$23,815	$16,663	$66,900	$47,696

Adjusted EBITDAR Margin
Adjusted EBITDAR	$23,815	$16,663	$66,900	$47,696
Total revenues	68,191	53,600	192,350	152,021

Adjusted EBITDAR margin	34.9%	31.1%	34.8%	31.4%

Adjusted net income and net income per share
Net income	$510	$481	$2,679	$2,664
Casualty losses, net of tax	232	—	377	101
Transaction costs, net of tax	315	140	532	232
Resident lease amortization, net of tax	738	88	1,368	88
Gain on settlement of debt, net of tax	—	—	—	(431)
Gain on disposition of assets, net of tax	(118)	—	(114)	—

Adjusted net income	$1,677	$709	$4,842	$2,654

Adjusted net income per share	$0.06	$0.03	$0.18	$0.10

Diluted shares outstanding	27,072	26,703	27,050	26,671

Adjusted CFFO and CFFO per share
Net cash provided by operating activities	$454	$2,724	$12,171	$13,483
Changes in operating assets and liabilities	5,577	3,358	(467)	1,916
Recurring capital expenditures	(766)	(601)	(2,172)	(1,667)
Casualty losses, net of tax	232	—	377	101
Transaction costs, net of tax	315	140	532	232
Tax impact of Spring Meadows transaction	(106)	—	6,248	—
Tax refund from amended returns	—	(2,536)	—	(2,536)

Adjusted CFFO	$5,706	$3,085	$16,689	$11,529

Adjusted CFFO per share	$0.21	$0.12	$0.62	$0.43

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